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                                                                   Exhibit 99.1

Dallas, TX., August 7, 1997...DSC Communications Corporation announced today the sale of a new issue of $300 million principal amount of 7.0 percent Convertible Subordinated Notes due August 2004 (the "Notes"), priced at par. The company has also granted a 30-day option to purchase up to an additional $100 million aggregate principal amount of the Notes to cover over-allotments. The Notes will be convertible into the company's common stock, at the option of the holder, at a conversion price of $49.725 per share.

DSC chairman and chief executive officer, James L. Donald, indicated net proceeds from the offering will be used for general corporate purposes, including working capital, capital expenditures, and possible acquisitions and longer term financing arrangements for customers. Additionally, a portion of the proceeds could be used to repay all or a portion of outstanding long-term borrowings.

Neither the Notes nor the common stock issuable upon conversion have been registered under the Securities Act of 1933 (the "Securities Act") and may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

DSC Communications is a global provider of advanced telecommunications products, including digital switching, transmission, access and network management systems. DSC's integrated network solutions support voice, data and video services, such as intelligent network, wireless, Internet and switched digital video applications. DSC had annual revenues of approximately $1.4 billion in 1996 and is active in more than 60 countries worldwide.